Exhibit 10.12

SUMMARY OF DIRECTOR COMPENSATION ARRANGEMENTS

Independent non-employee directors of Mastech Digital, Inc. (the “Company”) will receive an annual retainer fee of $48,000 in 2018, other than the Chair of the Audit Committee who will receive an annual retainer fee of $52,000 in 2018. In addition, independent non-employee directors of the Company are eligible to participate in the Company’s Stock Incentive Plan, as amended (the “Stock Incentive Plan”). On January 30, 2018, our independent non-employee directors each received a restricted share grant under the Stock Incentive Plan of 4,230 restricted shares, which shares vest over a three-year period.

Non-independent directors of the Company will not receive any compensation for their service as directors of the Company.

All of the Company’s directors are reimbursed for reasonable travel expenses incurred in connection with attending Board of Directors and committee meetings.